NSAR ITEM 77O
January 1, 2004 - June 30, 2004
Van Kampen American Value Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase


    1           Assurant Inc.  Merrill Lynch 49,600       0.062%    02/04/04

    2             Conseco Inc. Goldman Sachs 80,500       0.183%    05/06/04




Underwriters for #1
Morgan Stanley
Credit Suisse First Boston
Merrill Lynch & Co.
Citigroup
Goldman, Sachs & Co.
JPMorgan
Bear, Stearns & Co. Inc.
Cochran, Caronia & Co.
Fortis Investment Services LLC
McDonald Investments Inc.
Raymond James
Suntrust Robinson Humphrey

Underwriters for #2
Goldman, Sachs & Co.
Morgan Stanley
Banc of America Securities LLC
Credit Suisse First Boston
Deutsche Bank Securities
JPMorgan
Lazard
Advest, Inc.
Keefe, Bruyette & woods